Exhibit 10.2
Zimmer Holdings, Inc.
2006 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD GRANTED TO
AWARD RECIPIENT: ☐
RESTRICTED STOCK UNIT AWARD SHARES: ☐
AWARD DATE: ☐
Compensation and Management Development Committee:
Gentlemen:
     You have advised me that I have been granted the above restricted stock unit (“RSU”) award subject to the terms, restrictions and conditions set forth in this agreement, including the provision that receipt of the shares of the stock award is contingent upon my remaining in the continuous employ of Zimmer Holdings, Inc. or a subsidiary for a period of two years from the Award Date. I understand that some or all of such RSUs may be forfeited if I leave the Company prior to that time, and it is expected that I will retain the stock I receive upon the lapse of the restrictions consistent with the Company’s retention guidelines in effect at the time the restrictions lapse.
     My signature below indicates my agreement to all the terms, restrictions and conditions herein set forth.

Date	Signature
ZIMMER HOLDINGS, INC.
2006 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD FOR NON-US EMPLOYEES
     1. RSU AWARD
     Under the terms of the Zimmer Holdings, Inc. 2006 Stock Incentive Plan (the “Plan”), the Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc. (the “Committee”) has granted to the Award Recipient on the Award Date an award of RSUs over Zimmer Holdings, Inc. Common Stock, par value $0.01 per share (“Common Stock”), as designated herein subject to the terms, conditions, and restrictions set forth in this agreement (this “RSU Award”). The purposes of such RSU Award are to motivate and retain the Award Recipient as an employee of Zimmer Holdings, Inc. (the “Company”) or a subsidiary of the Company, to encourage the Award Recipient to continue to give best efforts for the Company’s future success, and to further the opportunity for stock ownership by the Award Recipient in order to increase the Award Recipient’s proprietary interest in the Company. Each RSU represents an unfunded, unsecured promise by the Company to deliver one share of Common Stock, subject to certain restrictions and the terms and conditions contained in this agreement. Except as may be required by law, the Award Recipient is not required to make any payment (other than payments for taxes pursuant to Section 7 hereof) or provide any consideration other than the rendering of future services to the Company or a subsidiary of the Company.

     2. NO SHAREHOLDER RIGHTS
     The grant of RSUs does not entitle the Award Recipient to any rights of a shareholder of Common Stock, including dividends or voting rights. The rights of the Award Recipient with respect to an RSU shall remain forfeitable at all times prior to the lapse of the Restriction Period for that RSU, as defined in Section 4 below.
     3. TRANSFER RESTRICTIONS
     Neither the RSUs nor any interest therein may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.
     4. RESTRICTIONS AND FORFEITURES
     Except as otherwise provided in this Section 4, an RSU granted in this RSU Award shall be subject to the restrictions and conditions set forth herein during the period from the Award Date until such RSU becomes vested and nonforfeitable (the “Restriction Period”).
     (a) Except as otherwise set forth in this Section 4, 50% of the RSUs granted in this RSU Award shall become vested and nonforfeitable on the first anniversary of the Award Date provided the Award Recipient has been continuously employed by the Company or a subsidiary of the Company since the Award Date; and the final 50% of the RSUs granted in this RSU Award shall become vested and nonforfeitable on the second anniversary of the Award Date provided the Award Recipient has been continuously employed by the Company or a subsidiary of the Company since the Award Date.
     (b) Except as set forth in the following sentence, if the Award Recipient terminates employment with the Company or a subsidiary for any reason before all of the RSUs have become vested, the RSUs that are not already vested as of the termination date shall be forfeited. In the event of special circumstances as determined by the Committee, the Committee may, in its sole discretion where it finds that a waiver would be in the best interests of the Company, waive any restrictions then remaining with respect to all or part of this RSU Award and accelerate the vesting with regard to such RSU Award or part thereof.
     (c) In the event that the Award Recipient fails promptly to pay or make satisfactory arrangements as to the Tax-Related Items as provided in Section 7, all unvested RSUs shall be forfeited by the Award Recipient.

     (d) (i) A transfer of an Award Recipient’s employment from the Company to a subsidiary, or vice versa, or from one subsidiary to another, (ii) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing, by the Company, provided the Award Recipient’s right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment. However, failure of the Award Recipient to return to the employ of the Company at the end of an approved leave of absence shall be deemed a termination. During a leave of absence as defined in (ii) or (iii), the Award Recipient will be considered to have been continuously employed by the Company.
     (e) (i) The Award Recipient agrees that, during the Restriction Period and for the Non-Competition Period set forth below, except with the prior written consent of the Company, the Award Recipient shall not in any way, directly or indirectly, own, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be actively connected with or have any financial interest in, directly or indirectly, any enterprise which engages in, or otherwise carries on, any business activity in competition with the business of the Company in any geographic area (including, without limitation, the United States and each county in the State of California in which the Company from time to time sells or offers its products for sale) in which it engages in such business. The Award Recipient recognizes that the Company’s business is worldwide in scope in that it directly advertises and solicits business from customers wherever they may be found. Wherever “Company” is used in this sub-section (e), it shall include all subsidiaries and affiliates of the Company. The Award Recipient further agrees that during the periods referenced above the Award Recipient shall not take any action which might divert from the Company or any of its affiliates, successors or assigns any opportunity which would be within the scope of its or their respective present or future operations or business. It is understood that ownership of not more than one percent (1%) of the equity securities of a public company shall in no way be prohibited pursuant to the foregoing provisions.
          (ii) For purposes of this sub-section (e), the Non-Competition Period shall be a period of one year commencing on the date of the Award Recipient’s termination of employment for any reason.
     5. ISSUANCE OF SHARES
     The stock certificate(s), if any, evidencing the shares issued upon vesting of RSUs shall be registered on the Company’s books in the name of the Award Recipient within 60 days after the lapse of the Restriction Period for those RSUs.
     The Company shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock upon the end of the Restriction Period prior to (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, or (iii) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable.
     6. DEATH OF AWARD RECIPIENT
     In the event of the Award Recipient’s death prior to the delivery of shares issuable pursuant to vested RSUs, such shares shall be delivered to the Award Recipient’s estate, upon presentation to the Committee of letters testamentary or other documentation satisfactory to the Committee.
     7. RESPONSIBILITY FOR TAXES
          Regardless of any action the Company or the Award Recipient’s actual employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Award Recipient acknowledges that the ultimate liability for all Tax-Related Items legally due by the Award Recipient is and remains the Award Recipient’s responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the conversion of the RSUs into shares of Common Stock, the subsequent sale of any shares acquired at vesting and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Award Recipient’s liability for Tax-Related Items.
          Prior to the issuance of shares of Common Stock pursuant to this RSU Award, the Award Recipient shall pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or the Employer. In this regard and, if permissible under local law, the

Award Recipient authorizes the Company and/or the Employer, at their discretion, to satisfy the obligations with regard to all Tax-Related Items legally Payable by the Award Recipient in one or any combination of the forms specified below:
     (a) by requiring the Award Recipient to pay an amount necessary to pay the Tax-Related Items directly to the Company (or the Employer) in the form of cash, check or other cash equivalent;
     (b) by the deduction of such amount from wages or other cash compensation payable to the Award Recipient by the Company and/or the Employer;
     (c) by withholding a net number of shares otherwise issuable having a then current fair market value not exceeding the amount necessary to satisfy the withholding obligation of the Company or the Employer based on the minimum applicable statutory withholding rates; or
     (d) by arranging for the sale of shares to be issued upon vesting of the RSUs (on the Award Recipient’s behalf and at the Award Recipient’s direction pursuant to this authorization).
          If the Company satisfies the obligation for Tax-Related Items by withholding a number of whole shares as described in clause (c) above, for tax purposes only the Award Recipient is deemed to have been issued the full number of shares subject to the RSU Award, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the vesting of the RSUs. The Award Recipient shall pay to the Company or to the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Award Recipient’s receipt of this Award, the vesting of the RSUs, or the conversion of the vested RSUs into shares that cannot be satisfied by the means previously described. The Company may refuse to deliver shares to the Award Recipient if the Award Recipient fails to comply with the Award Recipient’s obligation in connection with the Tax-Related Items as described herein.
     8. NATURE OF GRANT
     In accepting the RSUs, the Award Recipient acknowledges that:
          (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
          (b) the award of RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;
          (c) all decisions with respect to future RSUs, if any, will be at the sole discretion of the Company;
          (d) the Award Recipient’s participation in the Plan is voluntary;
          (e) the RSU Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer, and the RSUs are outside the scope of the Award Recipient’s employment contract, if any;
          (f) the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
          (g) neither the RSU Award nor any provision of this agreement nor the Plan confer upon the Award Recipient any right with respect to employment or continuation of current employment, and in the event that the Award Recipient is not an employee of the Company, the RSUs shall not be interpreted to form an employment contract or relationship with the Company;
          (h) the future value of the shares underlying the RSUs is unknown and cannot be predicted with certainty;
          (i) if the Award Recipient receives shares, the value of such shares acquired on vesting of the RSUs may increase or decrease in value;
          (j) no claim or entitlement to compensation or damages arises from termination of the RSUs, and no claim or entitlement to compensation or damages shall arise from any diminution in value of the RSUs or shares received upon vesting of the RSUs resulting from termination of the Award Recipient’s employment by the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Award Recipient irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this agreement, the Award Recipient shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;
          (k) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Award Recipient’s participation in the Plan, or the Award Recipient’s acquisition or sale of the underlying shares; and
          (l) the Award Recipient is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
     9. DATA PRIVACY
     The Award Recipient hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Award Recipient’s personal data as described in this agreement and any other RSU Award materials by and among, as applicable, the Employer, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing the Award
Recipient ’s participation in the Plan.
     The Award Recipient understands that the Company and the Employer may hold certain personal information about the Award Recipient, including, but not limited to, the Award Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Award Recipient’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
     The Award Recipient understands that Data will be transferred to The Bank of New York or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Award Recipient understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Award Recipient’s country. The Award Recipient understands that the Award Recipient may request a list with the names and addresses of any potential recipients of the Data by contacting the Award Recipient ’s local human resources representative. The Award Recipient authorizes the Company, The Bank of New York and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Award Recipient’s participation in the Plan. The Award Recipient understands that Data will be held only as long as is necessary to implement, administer and manage the Award Recipient’s participation in the Plan. The Award Recipient understands that he/she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Award Recipient’s local human resources representative. The Award Recipient understands, however, that refusing or withdrawing his/her consent may affect the Award Recipient’s ability to participate in the Plan. For more information on the consequences of the Award Recipient’s refusal to consent or withdrawal of consent, the Award Recipient understands that he/she may contact his/her local human resources representative.
     10. CHANGES IN CAPITALIZATION
     If prior to the expiration of the Restriction Period changes occur in the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of shares and the like, the number and class of shares subject to this RSU Award shall be appropriately adjusted by the Committee, whose determination shall be conclusive. If as a result of any adjustment under this paragraph any Award Recipient should become entitled to a fractional share of stock, the Award Recipient shall have the right only to the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.
     11. NOTICE
     Until the Award Recipient is advised otherwise by the Committee, all notices and other correspondence with respect to this RSU Award will be effective upon receipt at the following address:
Compensation and Management Development Committee of the Board of Directors of Zimmer Holdings, Inc.
Zimmer Holdings, Inc.
345 East Main Street
Post Office Box 708
Warsaw, Indiana 46581-0708

     12. BREACH OF RESTRICTIVE COVENANTS
     The Award Recipient understands and agrees that if he or she violates the covenant not to compete contained in Section 4(e) of this agreement or any other restrictive covenant in favor of the Company that he or she is a party to, the Committee may require the Award Recipient to forfeit his or her right to any unvested portion of the RSU Award and, to the extent that any portion of the RSU Award has previously vested, the Committee may require the Award Recipient to return to the Company the shares covered by the RSU Award or any cash proceeds received by the Award Recipient upon the sale of such shares.
     13. CONSENT TO ELECTRONIC DELIVERY
     The Company may, in its sole discretion, decide to deliver any documents related to the RSU Award granted under and participation in the Plan or future stock awards that may be granted under the Plan by electronic means or to request the Award Recipient’s consent to participate in the Plan by electronic means. The Award Recipient hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
     14. CODE SECTION 409A COMPLIANCE
     To the extent applicable, it is intended that the Plan and this agreement comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. The RSUs granted in this RSU Award are intended to be short-term deferrals exempt from Code Section 409A, but in the event that any portion of this RSU Award constitutes deferred compensation within the meaning of Code Section 409A, then the issuance of Common Stock covered by an RSU award shall conform to the Code Section 409A standards, including, without limitation, the requirement that no payment on account of separation from service will be made to any specified employee (within the meaning of Code Section 409A) until six months after the separation from service occurs, and the requirement that no payment will be made on account of any disability condition unless that condition constitutes a disability within the meaning of Code Section 409A. Any provision of the Plan or this agreement that would cause this RSU Award to fail to satisfy any applicable requirement of Code Section 409A shall have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A.
     15. CONSTRUCTION AND INTERPRETATION
     The Board of Directors of the Company (the “Board”) and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon the Award Recipient and all interested parties. The terms and conditions set forth in this agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling. This agreement contains the entire understanding of the parties and may not be modified or amended except in writing duly signed by the parties. The waiver of, or failure to enforce, any provision of this agreement or the Plan by the Company will not constitute a waiver by the Company of the same provision or right at any other time or a waiver of any other provision or right. The various provisions of this agreement are severable and any determination of invalidity or unenforceability of any provision shall have no effect on the remaining provisions. This agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties. The validity and construction of this agreement shall be governed by the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this agreement to the substantive law of another jurisdiction. If the Award Recipient has received this agreement or any other document related to the Plan translated into a language other than English and if meaning of the translated version is different that the English version, the English version will control.
     15. SEVERABILITY
     In the event any provision of this agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this agreement, and this agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

ZIMMER HOLDINGS, INC.
By